                                                                    EXHIBIT 12.1



                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                    (dollars in thousands, except Ratio Data)





                                                                            Year Ended August 31,
                                                          1995          1996          1997           1998          1999
                                                       ----------    ----------    ----------     ----------    -----------
Pretax Income from Operations                          $   10,072    $   38,073    $   80,242     $   81,980    $   139,537
Fixed Charges                                               7,028         9,801         5,365          5,781          7,868
Interest Expense Capitalized                                 (83)            --         (120)           (83)             --
                                                       ----------    ----------    ----------     ----------    -----------
                                                       $   17,017    $   47,874    $   85,487     $   87,678    $   147,405
                                                       ==========    ==========    ==========     ==========    ===========
Fixed Charges:
Interest Expense                                       $    6,572    $    8,683    $    3,945     $    3,945    $     3,802
Capitalized Interest                                           83            --           120             83             --
Interest Expense portion of annual rent
   expense (1)                                                373         1,118         1,300          1,753          4,066
                                                       ----------    ----------    ----------     ----------    -----------
Total Fixed Charges                                    $    7,028    $    9,801    $    5,365     $    5,781    $     7,868
                                                       ==========    ==========    ==========     ==========    ===========

Ratio of Earnings to Fixed Charges                           2.42          4.88         15.93          15.17          18.73
                                                       ==========    ==========    ==========     ==========    ===========


(1) Includes an appropriate interest portion of the annual rent expense for certain leased facilities and equipment which was deemed to be representative of the interest factor in rent expense.